Exhibit 10.1

AMENDMENT TO
WARRANT TO PURCHASE COMMON STOCK

            This Amendment (this “Amendment”) to Warrant to Purchase Common Stock (the “Warrant”), is made and entered into effective as of July 3, 2015, by and between Naked Brand Group Inc., a Nevada corporation (the “Company”), and the undersigned (the “Holder”). Capitalized terms used but not otherwise defined herein shall have the same meanings as set forth in the Warrant.

            WHEREAS, in connection with the Company’s tender offer with respect to the amendment and exercise of issued and outstanding warrants to purchase shares of common stock of the Company, including the Warrant, as set forth in that certain Offer to Amend and Exercise Warrants to Purchase Common Stock dated July 1, 2015, a copy of which has been delivered to the Holder (the “Offer to Amend and Exercise”), the Company and the Holder desire to amend the Warrant as set forth herein.

            NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein, the parties hereby agree as follows:

            1.        Warrant Exercise Price. Section 1.1(b) of the Warrant is deleted and replace in its entirety with the following:

            “(b) The “Warrant Exercise Price” shall be $0.10 per Warrant Share.”

            2.        Warrant Term. Section 1.1(c) of the Warrant is deleted and replace in its entirety with the following:

            “(c) The “Warrant Term” shall mean from and after the date this Warrant is originally issued until 5:00 p.m., Eastern time on July 3, 2015, as may be extended by the Company in its sole discretion but in all cases contemporaneous with any extension of the expiration date of the Offer to Amend and Exercise.

            3.        Exercise. Section 1.2 of the Warrant is hereby amended and restated in its entirety as follows: “1.2 Exercise:

            (a)        The purchase rights represented by this Warrant shall be deemed exercised by delivery before the end of the Warrant Term, of all of the following: (i) a signed copy of the Election to Consent, Participate and Exercise Warrant (as defined in the Offer to Amend and Exercise Warrants to Purchase Common Stock dated July 1, 2014 (the “Offer to Amend and Exercise”)), (ii) a signed copy of an Accredited Investor Questionnaire (in the form required by the Offer to Amend and Exercise), (iii) the original copy of this Warrant (or an Affidavit of Loss and Indemnification Agreement in the form required by the Offer to Amend and Exercise) for cancellation, and (iv) cash in the amount equal to $0.10 per share multiplied by the number of Warrant Shares the Holder elects to purchase (collectively, the “Acceptance and Exercise Documents”). The cash may be tendered in the form of a check payable to the Naked Brand Group, Inc., or by wire transfer to the Company’s account, as set forth in the Election to Consent, Participate and Exercise Warrant. Each of the Acceptance and Exercise Documents must be properly delivered, before the end of the Warrant Term to: Naked Brand Group Inc., 95 Madison Avenue, 10th Floor, New York, New York 10016, Attn: Michael Flanagan, Email: mike.flanagan@nakedbrandgroup.com (or in the case of the cash exercise price, pursuant to the wire or check delivery instructions set forth in the Election to Consent, Participate and Exercise Warrant). This Amendment shall be deemed ineffective and null and void if all of the Acceptance and Exercise Documents are not delivered in accordance herewith prior to the end of the Warrant Term.

            (b)        Upon the exercise of this Warrant in compliance with the provisions of Section 1.2(a) hereof, the Company shall promptly issue and deliver to the person or persons entitled to receive the same a certificate or certificates for that number of Warrant Shares issuable upon such exercise. The rights under this Warrant may not be exercised in part.

            (c)        No fractional shares or scrip representing fractional shares shall be issued upon the exercise of the rights under this Warrant. In lieu of such fractional share to which the Holder would otherwise be entitled, the Company shall make a cash payment equal to the Exercise Price multiplied by such fraction.”

            4.        Lock-Up Period. The Warrant is hereby amended by adding a new Section 12 as follows:

“12. Lock-Up Period.

            12.1   Lock-Up Restrictions. The Holder agrees not to sell, make any Short Sale (as defined below) of, loan, pledge, grant any option for the purchase of, or otherwise dispose of any of the Warrant Shares issuable upon the exercise of this Warrant without the prior written consent of the Company for a period of one hundred twenty (120) days after the end of the Warrant Term (the “Lock-Up Period”). For the avoidance of doubt, the Holder may transfer during the Lock-Up Period any such Warrant Shares to any of its Affiliates in accordance with Section 3, provided that such Affiliate(s) agree to be bound by the same lock up restrictions.

            12.2   Stop-Transfer Instructions. In order to enforce this Section 12, the Company may impose stop-transfer instructions with respect to the Warrant Shares of the Holder (and the shares of every other holder subject to the restrictions in this Section 12).”

            5.        Short Sales. The Warrant is hereby amended by adding a new Section 13 as follows:

“13. Short Sales.

            Until the expiration of the Lock-Up Period, other than with respect to the transactions contemplated herein, neither the Holder nor any Affiliate of such the Holder which (a) had knowledge of the transactions contemplated hereby, (b) has or shares discretion relating to such Holder’s investments or trading or information concerning such Holder’s investments, including in respect of the shares and warrants, and (c) is subject to such Holder’s review or input concerning such Affiliate’s investments or trading (collectively, “Trading Affiliates”) will directly or indirectly, alone or with any individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind (collectively “Persons”), acting on behalf of or pursuant to any understanding with such Holder or Trading Affiliate, effect or agree to effect any Short Sales (as defined below) involving the Company’s shares of common stock or other securities of the Company. Notwithstanding the foregoing, in the case of a Holder and/or Trading Affiliate that is, individually or collectively, a multi-managed investment bank or vehicle whereby separate portfolio managers manage separate portions of such Holder’s or Trading Affiliate’s assets and the portfolio managers have no direct knowledge of the investment decisions made by the portfolio managers managing other portions of such Holder’s or Trading Affiliate’s assets, the covenants set forth above shall apply only with respect to the portion of assets managed by the portfolio manager that have knowledge about the transactions contemplated by this Warrant. For purposes hereof, “Short Sale” shall include, without limitation, all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Securities Exchange Act of 1934, as amended, whether or not against the box, and all types of direct and indirect stock pledges, forward sale contracts, options, puts, calls, short sales, swaps, “put equivalent positions” (as defined in Rule 16a-1(h) under the Exchange Act) or similar arrangements (including on a total return basis), or sales or other transactions through non-U.S. broker dealers or foreign regulated brokers.”

            6.        Necessary Acts. Each party to this Amendment hereby agrees to perform any further acts and to execute and deliver any further documents that may be necessary or required to carry out the intent and provisions of this Amendment and the transactions contemplated hereby.

            7.        Governing Law. This Amendment will be governed by and construed under the laws of the State of New York without regard to conflicts of laws principles that would require the application of any other law. Any dispute arising out of or in connection with this Amendment shall be exclusively adjudicated before a court located in the County of New York and the parties hereto exclusively submit to the exclusive jurisdiction and venue of the federal and state courts of the State of New York located in the County of New York with respect to any action or legal proceeding commenced by any party, and irrevocably waive any objection they now or hereafter may have respecting the venue of any action or proceeding brought in such a court or respecting the fact that such court is an inconvenient forum and the Holder consents to the service of process in any such action or legal proceeding by means of registered or certified mail, return receipt requested, in care of the address set forth below or such other address as the Holder shall furnish in writing to the Company

            8.        Continued Validity. Except as otherwise expressly provided herein, the Warrant shall remain in full force and effect.

            9.        Approval of Amendment; No Execution Required. By the Holder’s execution and delivery of an Election to Consent, Participate and Exercise Warrant electing therein to participate in the Offer to Amend and Exercise together with the other Acceptance and Exercise Documents in accordance with the terms of the Offer to Amend and Exercise, each of the Company and the Holder shall be deemed to have authorized, approved and executed this Amendment.